Exhibit 99.1

Piedmont Reports Third Quarter Results
CHARLOTTE, N.C., September 2 /PRNewswire-FirstCall/ — Charlotte-based Piedmont Natural Gas (NYSE: PNY) announced results for its third fiscal quarter ended July 31, 2005. For the quarter, the Company reported a seasonal loss of $4.7 million and ($0.06) per diluted share, compared with an $8.2 million loss and ($0.11) per diluted share for the same quarter in 2004.

For the nine months ended July 31, 2005, net income was $106.2 million and diluted earnings per share were $1.38, compared with $107.7 million and $1.46 for the prior nine-month period. Earnings in the prior year nine-month period include $4.6 million, or $.06 per diluted share, of one-time joint venture gains that were reported in the first quarter.

Margin in the third quarter increased compared with the prior year’s quarter primarily due to higher consumption in the residential and commercial markets because of colder weather in May, improved results in the large volume market and in secondary market margins. Operations and maintenance expenses increased from the prior-year quarter primarily due to higher employee benefit, payroll and uncollectible expenses. General taxes increased primarily due to higher payroll and property taxes.

Other income, net of income taxes, was $3.8 million for the quarter, compared with $3.1 million for the same quarter of the prior year. The Company’s interest in SouthStar Energy Services LLC, which is primarily engaged in the unregulated retail natural gas market in Georgia, contributed $1.6 million to net income or $0.02 per diluted share in the third quarters of both the current and prior years. Two other joint ventures, Pine Needle LNG and Cardinal Pipeline, contributed combined diluted earnings per share of $0.01 in the third quarters of both the current and prior years.

Dividend Declared

At the Company’s regular quarterly meeting of its Board of Directors held today, a quarterly dividend on Common Stock of 23 cents per share was declared, payable October 14, 2005, to holders of record at the close of business on September 23, 2005.

Fiscal 2005 Earnings Guidance

Piedmont Natural Gas reaffirms its guidance for fiscal year 2005 earnings from continuing operations in the range of $1.23 to $1.30 per diluted share. Guidance reflects actual results for the first nine months of fiscal year 2005 and expected performance for the balance of the year assuming normal weather.

Conference Call

In conjunction with the third quarter earnings release, you are invited to listen to the conference call that will be broadcast live over the Internet on Thursday, September 8, 2005, at 2:30 p.m. Eastern Daylight Time, hosted by Chairman, President and Chief Executive Officer Thomas E. Skains. Simply log on to the web at www.piedmontng.com and click on Investor Relations, then on Presentations. The conference call will be archived on the website.

Piedmont Natural Gas
Summary of Operations
(in thousands except per share amounts and degree days)
Three Months Ended	July 31	July 31	% Increase
	2005	2004	(Decrease)
	(Unaudited)	(Unaudited)
Operating Revenues	$232,912	$214,750	8%
Cost of Gas	156,296	145,022	8%
Margin	76,616	69,728	10%
Operations and Maintenance Expenses	50,218	47,803	5%
Depreciation	21,523	20,886	3%
General Taxes	7,660	6,974	10%
Utility Income Taxes	(5,769)	(7,400)	22%
Operating Income	2,984	1,465	104%
Other Income (Expense), net	3,793	3,067	24%
Utility Interest Charges	11,141	12,664	-12%
Income Before Minority Interest	(4,364)	(8,132)	46%
Less Minority Interest	302	25	1108%
Net Income	($4,666)	($8,157)	43%
Average Shares of Common Stock:
Basic	76,684	76,436	0%
Diluted	76,684	76,436	0%
Earnings Per Share of Common Stock:
Basic	($0.06)	($0.11)	45%
Diluted	($0.06)	($0.11)	45%
System Throughput — Dekatherms	35,009	35,784	-2%
Gas Customers Billed in July	878	854	3%
System Average Degree Days — Actual	76	29	162%
System Average Degree Days — Normal	53	54	-2%
Percent Normal Degree Days	143%	54%	165%
Nine Months Ended	July 31	July 31	% Increase

	2005	2004	(Decrease)

	(Unaudited)	(Unaudited)
Operating Revenues	$1,421,503	$1,315,933	8%
Cost of Gas	1,001,610	903,870	11%
Margin	419,893	412,063	2%
Operations and Maintenance Expenses	152,795	148,014	3%
Depreciation	63,260	61,549	3%
General Taxes	23,433	20,397	15%
Utility Income Taxes	57,588	57,385	0%
Operating Income	122,817	124,718	-2%
Other Income (Expense), net	17,874	19,275	-7%
Utility Interest Charges	34,147	36,199	-6%
Income Before Minority Interest	106,544	107,794	-1%
Less Minority Interest	301	70	330%
Net Income	$106,243	$107,724	-1%
Average Shares of Common Stock:
Basic	76,699	73,594	4%
Diluted	76,913	73,776	4%
Earnings Per Share of Common Stock:
Basic	$1.39	$1.46	-5%
Diluted	$1.38	$1.46	-5%
System Throughput — Dekatherms	166,344	167,229	-1%
Gas Customers Billed in July	878	854	3%
System Average Degree Days — Actual	3,089	3,215	-4%
System Average Degree Days — Normal	3,230	3,208	1%
Percent Normal Degree Days	96%	100%	-4%

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will” and variations of such words and similar expressions are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at www.sec.gov or on our website at www.piedmontng.com .

Media Contact: David L. Trusty of Piedmont Natural Gas 704-731-4391, or david.trusty@piedmontng.com

Investor Contact: Headen B. Thomas of Piedmont Natural Gas 704-731-4438, or headen.thomas@piedmontng.com

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 960,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate natural gas transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com .

SOURCE Piedmont Natural Gas